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FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                                Washington D.C.  20549
[  ] Check this box if               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     no longer Subject
     to Section 16.    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                  Section 30(f) of the Investment Company Act 1940
- --------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|   CAMPBELL     EUNICE           R.     |   CIMARRON - GRANDVIEW GROUP, INC.          |  Issuer (Check all Applicable)        |
|                                        |                                             |                                       |
|----------------------------------------|---------------------------------------------| ___ Director       ___ Owner          |
|   (Last)        (First)        (MI)    |3.IRS or Soc. Sec. No.|4.Statement for Month/|                                       |
|                                        |  of Reporting Person |  Year                | _X_ Officer (give  ___ Other          |
|                                        |  (Voluntary)         |                      |       title below)     (Specify below)|
| 301 S. CHESTNUT    #7                  |                      |        02/99         |    SEC/TREAS                          |
|----------------------------------------|   ###-##-####        |----------------------|-----------------------------------------|
|          (Street)                      |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      | _X_ Form filed by One Reporting Person|
|                                        |                      |                      | ___ Form filed by More than One       |
|  Spokane              WA     99204     |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|  (City)            (State)     (Zip)                                                                                         |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |3.Trans.  |4.Security Acquired (A) or    |5.Amount of    |6.       |7.Nature of    |
|  (Instr. 3)                |  tion Date  |  Code    |  Disposed of (D)             |  Securities   |Ownership|  Indirect     |
|                            | (Mon/Day/Yr)|(Instr. 8)|  (Instr. 3, 4 & 5)           |  Beneficially |Form Dir.|  Beneficial   |
|                            |             |     |    |               |    |         |  Owned at End |(D) or   |  Ownership    |
|                            |             |     |    |               |(A) |         |  of Month     |Ind. (I) |  (Instr. 4)   |
|                            |             |Code | V  |     Amount    |(D) |  Price  |  (Instr. 3&4) |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|----------------|---------|---------------|
     Common Stock                                          50,000
|                            |   02/24/99  | J   |    |               | A  | services|   421,000     |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|----------------|---------|---------------|
|    Common Stock            |   02/24/99  |  P  |    |   400,000     | A  |  .005   |   821,000     |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|----------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|----------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
|----------------------------|-------------|-----|----|---------------|----|---------|----------------|---------|---------------|
|                            |             |     |    |               |    |         |               |         |               |
- --------------------------------------------------------------------------------------------------------------------------------

Reminder: Report of a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)
                                                                    PAGE: 1 of 2

FORM 4 (continued)   TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                             (e.g., puts, calls, warrants, options, covertible security)
- --------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|saction  |  Derivative     |Exercisable|  or Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|

Explanation of Responses:
     Shares for services as director.

                                    /s/ Eunice R. Campbell       03-09-99
                                    ------------------------------- ----------
                                     **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

</TEXT.